                                                                       Exhibit 5

                                                       PAMELA F. CRAVEN
                                                       VICE PRESIDENT - LAW
                                                       LUCENT TECHNOLOGIES INC.
                                                       ROOM 3A-530
                                                       600 MOUNTAIN AVENUE
                                                       MURRAY HILL, NJ 07974

                                                       TELEPHONE 908 582-7897
                                                       FACSIMILE 908 582-6978

December 17, 1997

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Sirs:

With reference to the registration statement on Form S-8 which Lucent Technologies Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 1,685,272 common shares, par value $.01 per share, (including an equal number of Preferred Share Purchase Rights that initially trade with the common shares) of the Company (the "Shares") which may be offered and sold by the Company under the Livingston Enterprises, Inc. 1994 Stock Option Plan (the "Plan"), I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.


                                                     Very truly yours,

                                                     /s/ Pamela F. Craven